Filed pursuant to Rule 433(d)

Registration No. 333-274494

Dated January 3, 2024

FINAL TERM SHEET

	2029 Bonds	2031 Bonds	2034 Bonds	2055 Bonds
Issuer:	PacifiCorp
Legal Format:	SEC-Registered
Security Type:	First Mortgage Bonds due 2029 (the “2029 Bonds”)	First Mortgage Bonds due 2031 (the “2031 Bonds”)	First Mortgage Bonds due 2034 (the “2034 Bonds”)	First Mortgage Bonds due 2055 (the “2055 Bonds”)
Principal Amount:	$500,000,000	$700,000,000	$1,100,000,000	$1,500,000,000
Coupon:	5.100%	5.300%	5.450%	5.800%
Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on August 15, 2024	Semi-annually on February 15 and August 15, commencing on August 15, 2024	Semi-annually on February 15 and August 15, commencing on August 15, 2024	Semi-annually on January 15 and July 15, commencing on July 15, 2024
Record Dates:	February 1 and August 1	February 1 and August 1	February 1 and August 1	January 1 and July 1
Trade Date:	January 3, 2024
Settlement Date:	January 5, 2024 (T+2)
Maturity:	February 15, 2029	February 15, 2031	February 15, 2034	January 15, 2055
Treasury Benchmark:	3.750% due December 31, 2028	3.750% due December 31, 2030	4.500% due November 15, 2033	4.125% due August 15, 2053
U.S. Treasury Benchmark Spot:	3.905%	3.928%	3.922%	4.092%
Spread to Treasury Benchmark:	+120 basis points	+140 basis points	+155 basis points	+175 basis points
Re-offer Yield:	5.105%	5.328%	5.472%	5.842%
Price to Public:	99.969% of the principal amount	99.827% of the principal amount	99.821% of the principal amount	99.399% of the principal amount
Optional Redemption:	Prior to January 15, 2029, Make Whole Call at T+20 basis points	Prior to December 15, 2030, Make Whole Call at T+25 basis points	Prior to November 15, 2033, Make Whole Call at T+25 basis points	Prior to July 15, 2054, Make Whole Call at T+30 basis points

	On or after January 15, 2029, 100% of the principal amount plus accrued and unpaid interest	On or after December 15, 2030, 100% of the principal amount plus accrued and unpaid interest	On or after November 15, 2033, 100% of the principal amount plus accrued and unpaid interest	On or after July 15, 2054, 100% of the principal amount plus accrued and unpaid interest

	2029 Bonds	2031 Bonds	2034 Bonds	2055 Bonds
Expected Ratings*:	A2 by Moody’s Investors Service, Inc. A by S&P Global Ratings
Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Barclays Capital Inc.; Citigroup Global Markets Inc.; J.P. Morgan Securities LLC; Mizuho Securities USA LLC; PNC Capital Markets LLC; Wells Fargo Securities, LLC
CUSIP No:	695114 DB1	695114 DC9	695114 DD7	695114 DE5
ISIN:	US695114DB12	US695114DC94	US695114DD77	US695114DE50
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847; Citigroup Global Markets Inc. at 1-800-831-9146; J.P. Morgan Securities LLC at 1-212-834-4533; Mizuho Securities USA LLC at 1-866-271-7403; PNC Capital Markets LLC at 1-855-881-0697; and Wells Fargo Securities, LLC at 1-800-645-3751.